Exhibit 99.2

Everspin Announces Appointment of New President and CEO

Chandler, AZ, March 2, 2022 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced the appointment of Sanjeev Aggarwal as Everspin’s President and Chief Executive Officer (CEO), effective March 14, 2022. Effective on such date, Darin Billerbeck, Everspin’s Executive Chairman of the Board and Interim CEO will resign as Interim CEO and will continue to serve as Executive Chairman of the Board. Mr. Aggarwal is also being elected as a member of Everspin’s board of directors, effective March 14, 2022.

“I am excited by the appointment of Sanjeev to continue to drive our strategy to expand our product footprint, grow our IP revenue, and generate positive cash from operations. Sanjeev has been with the company since 2008 and held various leadership positions, including most recently as our Chief Technology Officer (CTO). Sanjeev’s primary focus will be on the execution of the company’s annual operating plan, while we partner on longer term strategic initiatives,” stated Mr. Billerbeck.

Mr. Aggarwal brings over 25 years of expertise in the non-volatile memory and semiconductor industry. He has contributed significantly in shaping Everspin since its inception in 2008 in various leadership positions. Mr. Aggarwal currently serves as Everspin’s CTO and Vice President, Operations & Technology R&D managing manufacturing operations and supply chain, driving technology development and business agreements with partners, vendors and suppliers. Prior to that, he was Everspin’s Vice President, Manufacturing and Process Development. Mr. Aggarwal has a Ph.D. in Materials Science and Engineering from Cornell University and has authored over 100 issued patents and over 100 peer reviewed publications.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations expressed or implied in the forward-looking statements. Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially” or the negative of these terms or similar expressions. These include, but are not limited to, our future plans, strategies, objectives, expectations, intentions and financial performance, and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (SEC) on March 4, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2021, as well as in its subsequent filings with the SEC. Any forward- looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Company Contact:

Anuj Aggarwal, CFO

T: 480-347-1082

E: anuj.aggarwal@everspin.com